Exhibit 5

Opinion of Watkins Ludlam Winter & Stennis, P.A.

January 24, 2011

Board of Directors

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, MS 39501

Gentlemen:

We have acted as counsel for Hancock Holding Company, a Mississippi corporation in connection with the filing of its Registration Statement on Form S-4 for the registration of 41,773,449 shares of Common Stock, par value $3.33 per share, of Hancock Holding Company under the Securities Act of 1933, as amended, to be issued in connection with the merger of Whitney Holding Corporation with and into Hancock Holding Company.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of Hancock Holding Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $3.33 per share, of Hancock Holding Company when issued and sold as described in the Registration Statement will be legally issued, fully paid and non assessable shares of Common Stock of Hancock Holding Company.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ WATKINS LUDLAM WINTER & STENNIS, P.A.

WATKINS LUDLAM WINTER & STENNIS, P.A.